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                                                                    EXHIBIT 12.1

AT&T Capital Corporation
September 30, 1996

Conslidated EBIT to interest expense for any four consecutive fiscal quarters will not be less than 1.25 to 1.

Consolidated earnings before interest and taxes

9 months ended 9/30/96
     Earnings before taxes         182,496
     Interest Expense              350,359
                                   -------
     Earnings as adjusted          532,855

                                                         less:
                                                  YTD            YTD
                                               12/31/95        9/30/95
                                               --------        -------
3 months ended 12/31/95
     Earnings before taxes          64,963      208,239         143,276
     Interest Expense              110,149      411,040         300,891
                                   -------      -------         -------
     Earnings as adjusted          175,112      619,279         444,167

Consolidated Earnings:
12 months ended 9/30/96            707,967

Consolidated Interest Expense:
9 months ended 9/30/96             305,359
3 months ended 12/31/95            110,149
                                   -------
     12 months ended 9/30/96       460,508

EBIT ratio                             1.54

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